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  FORM 3/A
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(Print or Type Responses)


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Treacy                        Cormac
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     (Last)                         (First)              (Middle)

     12/13 Exchange Place I.F.S.C.
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                                    (Street)

     Dublin                          Ireland                   1
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     (City)                          (State)                 (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


     ESG Re Limited (ESREF)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Corporate Secretary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


     February 27, 1998
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Common shares, par value $ 1 per share   None
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Options to Buy           11/1/98    11/1/08         Common Shares          1,500          $18.20(1)     (D)
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Options to Buy           11/1/00    11/1/08         Common Shares          1,500          $18.20(1)     (D)
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Options to Buy           11/1/01    11/1/08         Common Shares          1,500          $18.20(1)     (D)
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Options to Buy           11/1/02    11/1/08         Common Shares          1,500          $18.20(1)     (D)
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Options to Buy           2/25/99(2) 2/25/09(3)      Common Shares          750            $16.81        (D)
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Options to Buy           2/25/01(2) 2/25/09(3)      Common Shares          750            $16.81        (D)
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Options to Buy           2/25/02(2) 2/25/09(3)      Common Shares          750            $16.81        (D)
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Options to Buy           2/25/03(2) 2/25/09(3)      Common Shares          750            $16.81        (D)
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====================================================================================================================================

Explanation of Responses:

1. The price of derivative and underlying securities was incorrectly reported as $18.30 on the February 27, 1998 Form 3.

2. The exercise dates were incorrectly reported as 2/25/98, 2/25/00, 2/25/01, and 2/25/02 respectively on the February 27, 1998 Form

3. The expiration dates were incorrectly reported as 2/25/08 on the February 27, 1998 Form 3.




             /s/ Cormac Treacy                               February 25, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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